Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 30, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2021 Earnings; Recovery Drives

Significant Growth in the Quarter; Board Approved a 15% Dividend Increase

First Quarter Highlights

•	First quarter 2021 net income of $100 million compared to net income of $708 million in the prior year period; first quarter 2021 diluted earnings per share of $0.37 compared to diluted earnings per share of $3.16 in the prior year period.

•	First quarter 2021 adjusted net income of $147 million compared to adjusted net income of $65 million in the prior year period; first quarter 2021 adjusted diluted earnings per share of $0.66 compared to adjusted diluted earnings per share of $0.29 in the prior year period.

•	First quarter 2021 adjusted EBITDA of $289 million compared to adjusted EBITDA of $165 million in the prior year period.

•	First quarter 2021 net cash used in operating activities from continuing operations of $16 million. Free cash flow from continuing operations was a use of $114 million for the first quarter 2021.

•	Balance sheet remains strong with a net leverage of 1.2x and total liquidity of approximately $2.1 billion. Redeemed in full €445 million (approximately $541 million) in aggregate principle amount of our 5.125% senior notes due 2021 at par from available cash on January 15, 2021.

•	Completed the acquisition of Gabriel Performance Products within our Advanced Materials segment on January 15, 2021.

•	In our Company wide optimization efforts, we remain on target to achieve annualized savings and acquisition integration synergies in excess of $120 million by mid-2023.

•	On April 28, 2021 the Board approved a 15% dividend increase per annum from $0.65 per share to $0.75 per share.

	Three months ended
	March 31,
In millions, except per share amounts	2021	2020
Revenues	$1,837	$1,593

Net income	$100	$708
Adjusted net income(1)	$147	$65

Diluted income per share	$0.37	$3.16
Adjusted diluted income per share(1)	$0.66	$0.29

Adjusted EBITDA(1)	$289	$165

Net cash used in operating activities from continuing operations	$(16)	$(40)
Free cash flow from continuing operations(2)	$(114)	$(101)
Adjusted free cash flow from continuing operations(6)	$(114)	$(99)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2021 results with revenues of $1,837 million, net income of $100 million, adjusted net income of $147 million and adjusted EBITDA of $289 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“First quarter 2021 results in each of our business segments exceeded our expectations as the economic recovery accelerated through the quarter. Specifically, the strength of our businesses during March more than offset the headwinds experienced from Winter Storm Uri in February. Furthermore, the seasonal expected use of cash in the first quarter was less than anticipated due to the better than expected operating results and lower net working capital levels. Our balance sheet leverage and liquidity remain strong and gives us ample flexibility to continue to develop and expand our core businesses through both internal investments and acquisitions in line with our strategy. Because of our strong balance sheet and confidence in the consistent generation of solid free cash flow, I am pleased we can increase our quarterly dividend by 15%. The year has started off well and if current trends hold, we expect 2021 to be a very good year for the Company.”

Segment Analysis for 1Q21 Compared to 1Q20

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended March 31, 2021 compared to the same period of 2020 was largely due to higher MDI average selling prices. MDI average selling prices increased mostly in China and Europe. Even though demand was strong in the quarter, overall volumes were largely flat and MDI volumes decreased because of a previously disclosed turnaround at our Geismar, Louisiana facility, some unplanned downtime resulting from the U.S. Gulf Coast Winter Storm Uri as well as the planned build-up of inventory ahead of our scheduled maintenance outage at our Rotterdam, Netherlands facility. The increase in segment adjusted EBITDA was primarily due to higher MDI margins resulting from higher MDI pricing.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended March 31, 2021 compared to the same period of 2020 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased primarily due to stronger demand in relation to the ongoing recovery from the global economic slowdown as well as in response to an increase in raw material costs. Sales volumes decreased primarily due to the U.S. Gulf Coast Winter Storm Uri that occurred in the first quarter of 2021. The increase in segment adjusted EBITDA was primarily due to lower fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended March 31, 2021 compared to the same period in 2020 was primarily due to higher average selling prices and the favorable impact of including the CVC Thermoset Specialties and Gabriel acquisitions in the current year period. Excluding acquisitions, and with the exception of our global aerospace business, sales volumes increased across all markets, primarily in relation to the ongoing recovery from the global economic slowdown. Average selling prices increased largely due to the impact of a weaker U.S. dollar against major international currencies and in response to higher raw material costs. The decrease in segment adjusted EBITDA was primarily due to lower aerospace sales volumes, partially offset by the benefit from including the CVC Thermoset Specialties and Gabriel acquisitions in the current year period.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended March 31, 2021 compared to the same period of 2020 was largely due to higher sales volumes, partially offset by lower average selling prices. Sales volumes increased primarily due to increased demand resulting from the ongoing recovery from the global economic slowdown, particularly in Asia.  The increase in segment adjusted EBITDA was primarily due to higher sales revenues and lower costs.

Corporate, LIFO and other

For the three months ended March 31, 2021, adjusted EBITDA from Corporate and other decreased by $5 million to a loss of $50 million from a loss of $45 million for the same period of 2020.

Liquidity and Capital Resources

During the three months ended March 31, 2021, our adjusted free cash flow from continuing operations was a use of $114 million as compared to a use of $99 million in the prior year period. As of March 31, 2021, we had approximately $2.1 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2021, we spent $98 million on capital expenditures as compared to $61 million in the same period of 2020. For 2021 we expect to spend approximately $330 million on capital expenditures.

Income Taxes

In the first quarter 2021, our adjusted effective tax rate was 23%. For 2021, our adjusted effective tax rate is expected to be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2021 financial results on Friday April 30, 2021 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/44365/indexl.html

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2021, a member of management is expected to present at:

Fermium Research Virtual Chemicals Conference on May 5, 2021

Wells Fargo Virtual Industrials Conference on May 6, 2021

Goldman Sachs Virtual Industrials and Materials Conference on May 12, 2021

Vertical Research Partners Virtual Chemicals Innovation Conference on May 25, 2021

KeyBanc Virtual Industrials and Materials Conference on June 2, 2021

Stifel 2021 Virtual Cross Sector Insight Conference on June 8, 2021

Deutsche Bank’s Global Basic Materials Virtual Conference on June 9, 2021

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2021	2020
Revenues	$1,837	$1,593
Cost of goods sold	1,445	1,296
Gross profit	392	297
Operating expenses	242	240
Restructuring, impairment and plant closing costs	24	3
Operating income	126	54
Interest expense	(19)	(18)
Equity in income of investment in unconsolidated affiliates	38	2
Fair value adjustments to Venator investment	(19)	(110)
Other income, net	7	10
Income (loss) from continuing operations before income taxes	133	(62)
Income tax expense	(34)	(7)
Income (loss) from continuing operations	99	(69)
Income from discontinued operations, net of tax(3)	1	777
Net income	100	708
Net income attributable to noncontrolling interests, net of tax	(17)	(3)
Net income attributable to Huntsman Corporation	$83	$705

Adjusted EBITDA(1)	$289	$165
Adjusted net income(1)	$147	$65

Basic income per share	$0.38	$3.16
Diluted income per share	$0.37	$3.16
Adjusted diluted income per share(1)	$0.66	$0.29

Common share information:
Basic weighted average shares	220	223
Diluted weighted average shares	223	223
Diluted shares for adjusted diluted income per share	223	225

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2021	2020	(Worse)
Segment Revenues:
Polyurethanes	$1,068	$888	20%
Performance Products	305	292	4%
Advanced Materials	278	241	15%
Textile Effects	193	180	7%
Corporate and Eliminations	(7)	(8)	n/m

Total	$1,837	$1,593	15%

Segment Adjusted EBITDA(1):
Polyurethanes	$207	$84	146%
Performance Products	63	58	9%
Advanced Materials	44	48	(8%)
Textile Effects	25	20	25%
Corporate, LIFO and other	(50)	(45)	(11%)

Total	$289	$165	75%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	17%	3%	0%	0%	20%

Performance Products	6%	4%	(3%)	(3%)	4%

Advanced Materials	5%	5%	8%	(3%)	15%

Textile Effects	(7%)	1%	3%	10%	7%

(a)	Excludes sales from tolling arrangements, by-products and raw materials.
(b)	Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$100	$708			$100	$708	$0.45	$3.17
Net income attributable to noncontrolling interests	(17)	(3)			(17)	(3)	(0.08)	(0.01)
Net income attributable to Huntsman Corporation	83	705			83	705	0.37	3.16
Interest expense from continuing operations	19	18
Income tax expense from continuing operations	34	7	$(34)	$(7)
Income tax expense from discontinued operations(3)	-	238
Depreciation and amortization from continuing operations	74	67
Business acquisition and integration expenses and purchase accounting inventory adjustments	9	13	(2)	(3)	7	10	0.03	0.04
EBITDA / Income from discontinued operations, net of tax(3)	(1)	(1,015)	N/A	N/A	(1)	(777)	-	(3.48)
Gain on sale of businesses/assets	-	(2)	-	-	-	(2)	-	(0.01)
Income from transition services arrangements	(1)	-	-	-	(1)	-	-	-
Fair value adjustments to Venator Investment(a)	19	110	-	-	19	110	0.09	0.49
Certain legal and other settlements and related expenses	2	2	(1)	-	1	2	-	0.01
Certain non-recurring information technology project implementation costs	1	1	-	-	1	1	-	-
Amortization of pension and postretirement actuarial losses	22	18	(5)	(4)	17	14	0.08	0.06
Restructuring, impairment and plant closing and transition costs	24	3	(6)	(1)	18	2	0.08	0.01
Plant incident remediation costs	4	-	(1)	-	3	-	0.01	-
Adjusted(1)	$289	$165	$(49)	$(15)	$147	$65	$0.66	$0.29

Adjusted income tax expense(1)					$49	$15
Net income attributable to noncontrolling interests, net of tax					17	3

Adjusted pre-tax income(1)					$213	$83
Adjusted effective tax rate(4)					23%	18%
Effective tax rate					26%	(11%)

Table 5 – Selected Balance Sheet Items

	March 31,	December 31,
In millions	2021	2020
Cash	$673	$1,593
Accounts and notes receivable, net	1,022	910
Inventories	1,006	848
Other current assets	228	217
Property, plant and equipment, net	2,514	2,505
Other noncurrent assets	2,857	2,640

Total assets	$8,300	$8,713

Accounts payable	$953	$876
Other current liabilities	554	510
Current portion of debt	57	593
Long-term debt	1,510	1,528
Other noncurrent liabilities	1,492	1,533
Huntsman Corporation stockholders’ equity	3,563	3,519
Noncontrolling interests in subsidiaries	171	154

Total liabilities and equity	$8,300	$8,713

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2021	2020
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,489	2,047
Variable interest entities	55	50
Other debt	23	24

Total debt - excluding affiliates	1,567	2,121

Total cash	673	1,593

Net debt - excluding affiliates(5)	$894	$528

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2021	2020
Total cash at beginning of period	$1,593	$525

Net cash used in operating activities from continuing operations	(16)	(40)
Net cash used in operating activities from discontinued operations(3)	(1)	(35)
Net cash (used in) provided by investing activities	(323)	1,511
Net cash used in financing activities	(579)	(354)
Effect of exchange rate changes on cash	(1)	(13)
Total cash at end of period	$673	$1,594

Free cash flow from continuing operations(2):
Net cash used in operating activities	$(16)	$(40)
Capital expenditures	(98)	(61)

Free cash flow from continuing operations	(114)	(101)

Taxes paid on sale of Chemical Intermediates Businesses	-	2

Adjusted free cash flow from continuing operations(6):	$(114)	$(99)

Supplemental cash flow information:
Cash paid for interest	$(16)	$(5)
Cash paid for income taxes	(8)	(36)
Cash paid for restructuring and integration	(9)	(5)
Cash paid for pensions	(14)	(20)
Depreciation and amortization	74	67
Change in primary working capital:
Accounts and notes receivable	$(117)	$(34)
Inventories	(156)	(92)
Accounts payable	94	61
Total change in primary working capital	$(179)	$(65)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. We have historically defined free cash flow as cash flows provided by operating activities and used in investing activities, excluding acquisition/disposition activities and including non-recurring separation costs. Starting with the quarter ended March 31, 2020, we updated our definition of free cash flow to a presentation more consistent with today’s market standard of net cash provided by operating activities less capital expenditures. Using our updated definition, our free cash flow for the years ended December 31, 2020, 2019, and 2018 were $28 million, $382 million, and $453 million, respectively. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(6)	Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding the taxes paid in connection with the sale of our Chemical Intermediates Businesses. We believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of cash taxes unrelated to our operations. Additionally, the proceeds received from the sale of our Chemical Intermediates Businesses were classified as cash provided by investing activities and therefore was not factored into our free cash flow. As result, we believe the adjustment to exclude the taxes paid associated with this sale provides a meaningful measure of our free cash flow.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.